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                                   EXHIBIT 2




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                                OPTION AGREEMENT

Option Agreement, dated as of December 28, 1996 (this "Agreement"), by and between Liberty Bancorp, Inc., a corporation organized under the laws of the State of Oklahoma ("LIBERTY") and BANC ONE CORPORATION, a corporation organized under the laws of the State of Ohio ("BANC ONE").

                             W I T N E S S E T H :
                             ---------------------

WHEREAS, LIBERTY and Banc One Oklahoma Corporation , an Ohio corporation and a wholly owned subsidiary of BANC ONE ("BANC ONE OKLAHOMA"), together with BANC ONE, have executed a Merger Agreement dated as of December 28, 1996 (the "Merger Agreement") providing for the merger of LIBERTY with and into BANC ONE OKLAHOMA, pursuant to which BANC ONE will acquire LIBERTY;

WHEREAS, Section 21 of the Merger Agreement provides that LIBERTY will execute and deliver an option agreement, substantially in the form of this Agreement, to BANC ONE prior to the close of business December 31, 1996;

NOW THEREFORE, in consideration of said Merger Agreement and their mutual promises and obligations, the parties hereto adopt and make this Agreement as follows:

1. LIBERTY hereby grants to BANC ONE an irrevocable option (the "Option") to purchase in accordance with the terms of this Option Agreement at the closing trade price of a share of the Common Stock, of LIBERTY ("LIBERTY Common"), on December 30, 1996, as reported on the National Association of Securities Dealers Automated Quotation System National Market System, per share (the "Per Share Price") in cash up to 1,879,570 authorized but unissued shares of LIBERTY Common (the "Optioned Shares"). The Option shall expire (such event being referred to herein as the "Option Termination Event") if not exercised as permitted under this Agreement prior to the earlier of (i) at the time the merger of LIBERTY into BANC ONE OKLAHOMA becomes effective as set forth and defined in Section 4 of the Merger Agreement (the "Effective Time"), (ii) BANC ONE or LIBERTY receiving written notice from the Board of Governors of the Federal Reserve System (the "Board") or its staff to the effect that the exercise of the Option pursuant to the terms of this Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended, (iii) termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 of the Merger Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), (iv) the first business day after the five hundred and forty-eighth calendar day following termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 thereof, if such termination follows the occurrence of an Initial Triggering Event, provided that the Option shall in all events expire not later than 24 months after such Initial Triggering Event, (v) termination of the Merger Agreement by LIBERTY in accordance with the provisions of Section 26 thereof, or (vi) termination of the Merger Agreement by mutual consent of BANC ONE and


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     LIBERTY. If, in the case of (iv), the Option is otherwise exercisable but cannot be exercised on such day solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the twentieth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

2. Provided that (i) no preliminary or permanent injunction or other order issued by any Federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect and (ii) any such exercise shall otherwise be subject to compliance with applicable law and (iii) BANC ONE is not then in material breach of the Merger Agreement, BANC ONE may exercise the Option in whole or in part at any time or from time to time after the occurrence of both an Initial Triggering Event and a Purchase Event (as defined in Section 4 of this Agreement) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event. In the event that BANC ONE wishes to exercise the Option, BANC ONE shall give written notice of such exercise (the date of such notice being herein called the "Notice Date") within 30 days following such Purchase Event to LIBERTY specifying the number of Optioned Shares it will purchase pursuant to such exercise and a place and date for the closing of such purchase which date shall be within 45 days following the receipt of the last of any required regulatory approvals, but in any event, within 365 days of the Purchase Event, subject to reasonable extensions in order for BANC ONE to obtain required regulatory approvals.

3. At any closing of the exercise of the Option, (i) BANC ONE will make payment to LIBERTY of the aggregate price for the Optioned Shares in immediately available funds, in an amount equal to the product of the Per Share Price multiplied by the number of Optioned Shares being purchased at such closing and (ii) LIBERTY will deliver to BANC ONE a duly executed certificate or certificates representing the number of Optioned Shares so purchased, registered in the name of BANC ONE or its nominee in the denominations designated by BANC ONE in its notice of exercise. Unless counsel for LIBERTY and BANC ONE agree that such shares are not "restricted shares" under federal and/or state securities laws, certificates for such shares shall bear a legend to that effect.

4. For purposes of this Agreement, an "Initial Triggering Event" shall have occurred at such time as one of the following events shall have occurred and BANC ONE shall have determined in good faith (and shall have notified LIBERTY in writing of such determination) that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the term of this Merger Agreement is jeopardized: (i) any person as defined in secs. 3(a)(9) or 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have commenced a bona fide offer to purchase shares of LIBERTY Common such that, upon consummation of said offer, such person would own or control 10% or more of the outstanding shares of LIBERTY Common, or shall have entered into an agreement with LIBERTY, or shall have filed an application or notice with the Board or any other federal or state regulatory agency for clearance or approval, to (A) merge or consolidate or enter into any


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     similar transaction, with LIBERTY, (B) purchase, lease or otherwise acquire all or substantially all of the assets of LIBERTY or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of LIBERTY; (ii) any person (other than BANC ONE, BANC ONE OKLAHOMA, any BANC ONE subsidiary or affiliate, any subsidiary of LIBERTY ("LIBERTY Subsidiary") in a fiduciary capacity) or any current shareholder of LIBERTY which has beneficial ownership of 10% or more of the outstanding shares of LIBERTY Common (a "Current 10% Shareholder") shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of LIBERTY Common (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act) or, in the case of a Current 10% Shareholder, said Current 10% Shareholder shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of LIBERTY Common in addition to those beneficially owned as of the date hereof; (iii) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have made a bona fide proposal to LIBERTY after the date of the Merger Agreement by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to (A) acquire LIBERTY by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in clause (i), above; (iv) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the 1934 Act in opposition to approval of the Merger Agreement by LIBERTY's shareholders; or (v) or LIBERTY shall have willfully breached any provision of the Merger Agreement, which breach would entitle BANC ONE to terminate the Merger Agreement and such breach shall not have been cured pursuant to the terms of the Merger Agreement.
     For purposes of this Agreement, a "Purchase Event" shall have occurred at such time as (i) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) acquires beneficial ownership of 50% or more of the then-outstanding shares of LIBERTY Common, or (ii) LIBERTY enters into an agreement with another person (other than BANC ONE or any BANC ONE subsidiary) pursuant to which such person is entitled to acquire 50% or more of the then-outstanding shares of LIBERTY Common.

5. If between the date of the Merger Agreement and the Effective Time, the shares of LIBERTY Common shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period (an "Event"), the number of Optioned Shares and the Per Share Price shall be adjusted appropriately so as to restore BANC ONE to its rights hereunder, including, without limitation, its right to purchase that number of additional shares (the "Additional Optioned Shares") representing ownership of the voting power of the capital stock of LIBERTY (in addition to shares of LIBERTY Common acquired other than pursuant to any exercise of the Option) so that the ratio of (x) the sum of (A) the Optioned Shares (including such Additional Optioned Shares, if any, calculated as a result of one or more earlier Events) plus (B) the Additional Optioned Shares, over the total number of shares of LIBERTY Common issued and outstanding after each such Event, shall be equal to the ratio of (y) the sum of (C) 1,879,570 plus (D) such Additional Optioned Shares, if any, calculated as a result of one or more earlier Events, over the total number of shares of


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     LIBERTY Common issued and outstanding immediately prior to each such Event, at an adjusted per share purchase price equal to the Per Share Price multiplied by a fraction, the numerator of which shall be equal to the number of shares of LIBERTY Common purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of LIBERTY Common purchasable after the adjustment; provided, however, that nothing in this Option shall be construed as permitting LIBERTY to take any action or enter into any transaction prohibited by this Agreement.

6. LIBERTY shall, if requested by BANC ONE, as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933, as amended, if necessary in order to permit the sale or other disposition of the shares of LIBERTY Common that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BANC ONE. BANC ONE shall provide all information reasonably requested by LIBERTY for inclusion in any registration statement to be filed hereunder. LIBERTY will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of two hundred and seventy calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 6 shall be at LIBERTY's expense except for all filing and agency fees and commissions and underwriting discounts and commissions attributable to the sale of such securities and fees and disbursements of BANC ONE's counsel related thereto, which amounts shall be borne by BANC ONE. In no event shall LIBERTY be required to effect more than one registration hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required if LIBERTY determines that any such filing or the offering of any such shares of LIBERTY Common would (i) impede, delay or otherwise interfere with any financing, offer or sale of LIBERTY Common or any other securities of LIBERTY, or (ii) require disclosure of material information which, if disclosed at that time, would be materially harmful to the interests of LIBERTY and its shareholders. If requested by BANC ONE in connection with any such registration, LIBERTY will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily required of issuers. Neither this Option Agreement nor the Option are assignable by BANC ONE. BANC ONE and LIBERTY agree to use their respective reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition of the Optioned Shares and any Additional Optioned Shares to be effected on a widely distributed basis.

7. Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail or by hand-delivery in the same manner as herein provided.


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      (a)   If to BANC ONE, to:

            BANC ONE CORPORATION
            Attention of:           Chief Executive Officer
            100 East Broad Street
            Columbus, Ohio 43271

            With a copy to:
            BANC ONE CORPORATION
            Attention of:           Steven A. Bennett
                                    General Counsel
            100 East Broad Street
            Columbus, Ohio 43271

      (b)   If to LIBERTY, to:
            Liberty Bancorp, Inc.
            Attention of:           Charles E. Nelson
                                    Chairman and Chief Executive Officer
            100 North Broadway
            Oklahoma City, Oklahoma 73102

            With a copies to:

            Wachtell, Lipton, Rosen & Katz
            Attention of:           Edward D. Herlihy
            51 West 52nd Street
            New York, New York, 10019

            and

            Crowe & Dunlevy
            Attention of:           Michael M. Stewart
            1800 Mid-America Tower
            20 North Broadway
            Oklahoma City, Oklahoma 73102



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IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

                                    BANC ONE CORPORATION

ATTEST:

                                    By:
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                                          William P. Boardman
                                          its Senior Executive Vice President

                                    Liberty Bancorp, Inc.

ATTEST:

                                    By:
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                                          Charles E. Nelson
                                          its Chairman of the Board and
                                            Chief Executive Officer